Exhibit 99.1

Response Biomedical Corp. Announces
2013 First Quarter Financial Results

VANCOUVER, British Columbia – May 13, 2013 - Response Biomedical Corp. (“Response”) (TSX: RBM, OTCBB: RPBIF) today reported financial results for the quarter ended March 31, 2013.

“We are pleased to report our financial results for the first quarter of 2013, which show continued revenue growth at 19% year over year, an improvement in our gross margin by 2.2 percentage points over the comparative period last year, along with positive Adjusted EBITDA of $151 thousand,” said Jeff Purvin, Chief Executive Officer. “Factors contributing to these results this quarter include:

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Continued expansion of our distribution in the United States by increasing sales to our new U.S. based distributors, Laboratory Supply Company, Inc. and Fisher HealthCare. Our first quarter product sales reflect a significant seasonal increase in sales of our infectious disease products to Fisher HealthCare as a result of a severe U.S. influenza season;

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Continued growth from our distributors in China supported by our new Representative Office in Shanghai which was opened during the quarter. This expanded presence in China will allow our personnel to better support our current distributors and be able to expand our distribution network in other regions of China. In addition, we expect to own our own product registrations in China by the fourth quarter of this year which will increase our operating costs in the short term but should provide long term benefits by our ability to rapidly enable new distributors to sell our products in China, and;

●	Improvement in our operating efficiency by increasing our daily manufacturing volumes with a minimum of cash and human resources investment and improving our supply chain management.

While we believe that our first quarter results demonstrate positive progress in our goal of improving our overall operating performance, we expect short term fluctuations in our results as we continue focusing on additional opportunities for improvement.  For example, we benefitted from seasonally high influenza test sales in the first quarter that will not reoccur in the second quarter. However, we are presently working on many growth oriented, commercially driven initiatives which we expect will lead to sales growth in the last half of the year.  We continue to believe that these initiatives, coupled with improved operating efficiencies, will contribute to our goal of ultimately achieving sustained Adjusted EBITDA positive growth,” added Mr. Purvin.

Financial results for the quarter ended March 31, 2013

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Product sales increased 19% to $3.6 million for the quarter ended March 31, 2013 compared to $3.0 million for the same period in 2012 primarily due to a $408 thousand increase in Influenza A+B and RSV test sales in the U.S. The increase in infectious disease sales is largely due to the severity of the recent annual Influenza season, which increased the seasonal demand for our Influenza tests.

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Gross margin increased to 44.8% for the quarter ended March 31, 2013, compared to a gross margin of 42.6% for the same period in 2012 due to a $0.2 million decrease in total manufacturing costs incurred as a result of improved efficiencies, the spreading of fixed manufacturing costs over a higher volume of sales and an increase in sales of higher margin products.

●	Operating expenses increased by 3% to $1.9 million for the quarter ended March 31, 2013, compared to $1.8 million in 2012. This increase is primarily due to:

o

A $230,000 increase in sales and marketing expenses in both North America and China as a result of additional personnel and marketing expenditures. This increase was offset by a $135,000 decrease in research and development costs due to a decrease in personnel costs as a result of government funding received supporting those salaries.

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Adjusted EBITDA for the quarter ended March 31, 2013 was positive $0.2 million compared to negative $0.3 million in 2012. Adjusted EBITDA excludes interest expense, interest income, depreciation and amortization, stock-based compensation expense, and the unrealized loss on the revaluation of the warrant liability. We believe that this non-GAAP measure may be useful to investors to analyze the results of our business as we use this non-GAAP measure internally to evaluate our financial results. A reconciliation between Adjusted EBITDA and net loss and comprehensive loss is included below.

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GAAP Net loss for the quarter ended March 31, 2013 totaled $10.0 million compared to a $5.7 million net loss in the comparative 2012 period. The loss is primarily due to a $9.6 million unrealized loss on the revaluation of our non-cash warrant liability versus a $5.0 million unrealized loss in the first quarter of 2012. The increase in the unrealized loss is due to the significant increase in our share price during the quarter. Share price is an input into the pricing model used for the determination of the value of the warrant liability.

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Adjusted net loss for the quarter ended March 31, 2013 totaled $389,000 compared to a $703,000 adjusted net loss in the comparative 2012 period. Adjusted net loss excludes the revaluation charge of the non-cash warrant liability. A reconciliation between Adjusted net loss and net loss and comprehensive loss is included below.

●	Cash and cash equivalents as of March 31, 2013 were $2.1 million compared to $2.1 million as of December 31, 2012.

For a further discussion of the Company’s financial results for the first quarter of 2013, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis, which can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 24 hours of the distribution of the news release.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and on an “adjusted” (or non-GAAP) basis for the quarter ended March 31, 2013 and 2012. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliation of GAAP Net loss and comprehensive loss to Adjusted EBITDA and Adjusted Net loss are included in the tables below to facilitate a reader’s understanding of the impact of this adjustment to our GAAP financial results and are not intended to place any undue prominence on our Adjusted EBITDA or Adjusted Net loss.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® Platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable laboratory quality results in minutes. The RAMP® Platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to more than 250 medical and non-medical tests currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, Flu A + B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

More specifically, the RAMP® 200 is an advanced, multi-port version of Response’s single-port RAMP® Reader. It is ideally suited for small laboratories and can also be a less expensive solution for high throughput laboratories as it allows for the running of up to 36 individual tests per hour. Both the RAMP® Reader and RAMP® 200 devices utilize Response’s patented technology for providing lab quality test results within minutes. More information on the proprietary RAMP® Platform can be found at www.responsebio.com.

The Company has achieved CE Marking and 510(k) clearance for Response Infectious Disease and Response Cardiovascular tests on the RAMP® Platform and its Quality Management System is registered to ISO 13485: 2003 and ISO 9001: 2008.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and Examples of forward-looking statements in this press release include statements regarding the ability of the many, growth oriented, commercially driven initiatives that we are working on will lead to sales growth in the last half of the year, our expectation of short term fluctuations in our results as we continue focusing on additional opportunities for improvement, our belief that these initiatives, coupled with improved operating efficiencies, will contribute to our goal of ultimately achieving sustained Adjusted EBITDA positive growth, our expectation that we will own our own product registrations in China by the fourth quarter of 2013 and our belief that this should improve our ability to rapidly enable new distributors to sell our products in China, the engagement of new distributors, the global expansion of our sales and the continued support of our existing markets. These statements are only predictions based on the Company’s current expectations and projections about future events. Although the Company believes the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Annual Information Form and other filings with Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, the Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected Financial Data (in thousands except per share data):

For the quarter ended March 31,	2013	2012
Product sales	$3,561	$2,982
Cost of sales	1,965	1,712
Gross profit	1,596	1,270
Gross margin on product sales	45%	43%
Operating expenses	1,864	1,814
Other expenses (excluding unrealized loss on revaluation of warrant liability)	121	159
Adjusted net loss	$(389)	$(703)
Unrealized loss on revaluation of warrant liability	9,575	5,001
Net loss and comprehensive loss	$(9,964)	$(5,704)
Adjusted loss per common share - basic and diluted	$(0.06)	$(0.11)
Loss per common share - basic and diluted	$(1.53)	$(0.88)

Reconciliation of Adjusted EBITDA to GAAP Net Loss:

For the quarter ended March 31,	2013	2012
Adjusted EBITDA	$151	$(275)
Interest expense	177	187
Interest income	(4)	(5)
Depreciation and amortization	232	240
Stock-based compensation	135	6
Unrealized loss on revaluation of warrant liability	9,575	5,001
Net loss and comprehensive loss	$(9,964)	$(5,704)

Reconciliation of Adjusted Net Loss to GAAP Net Loss:

For the quarter ended March 31,	2013	2012
Adjusted net loss	$(389)	$(703)
Unrealized loss on revaluation of warrant liability	(9,575)	(5,001)
Net loss and comprehensive loss	$(9,964)	$(5,704)

Reconciliation of Adjusted Loss per Common Share to GAAP Loss per Common Share:

For the quarter ended March 31,	2013	2012
Adjusted loss per common share - basic and diluted	$(0.06)	$(0.11)
Unrealized loss on revaluation of warrant liability	(1.47)	(0.77)
Loss per common share - basic and diluted	$(1.53)	$(0.88)

Contact

Response Biomedical Corp.:
Patricia Massitti, 604-456-6010
VP, Human Resources & Corporate Communications
pmassitti@responsebio.com